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For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2760

Glatfelter Reports Termination of Simpson Clough Acquisition Agreement

York, PA, June 10, 2006: Glatfelter (NYSE: GLT) today reported that its previously announced agreement to acquire J R Crompton Ltd.’s (“Crompton”) Simpson Clough mill has been terminated. J R Crompton Ltd., headquartered in the United Kingdom, has been operating in administration since February 2006. Its administrators terminated the agreement in accordance with contractual provisions due to additional time that may have been required should an in depth regulatory review have been necessary.

As the Company recently reported, its completed acquisition of Crompton’s Lydney mill remains under review by the European Commission, a process with which the Company is fully cooperating.

“We are obviously disappointed with the outcome of the acquisition of the Simpson Clough facility,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “We remain committed to delivering the high quality products and services expected by our customers served by the Lydney mill.”

The Company believes that the Lydney transaction complies with European competition law, but it is unable at this time to predict the timing or the likely outcome of any Commission decision.

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, Chillicothe and Fremont, OH and Neenah, WI. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

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